JOINT VENTURE AGREEMENT
                                    Between
                       AMERICAN RECREATION CENTERS, INC.
                                      and
                                CLAIR L. EATOUGH


                               Table of Contents


Recitals of Fact.............................................................  1

 1. Name.....................................................................  1

 2. Purpose..................................................................  1

 3. Term.....................................................................  2

 4. Place of Business........................................................  2

 5. Capital Contributions....................................................  2

    A. ARC Contribution......................................................  2

    B. Eatough's Contribution................................................  2

 6. Capital Account..........................................................  3

 7. Sharing of Profits and Losses, Cash Flow.................................  4

 8. Books of the Partnership.................................................  5

 9. Time Devoted to Partnership..............................................  5

10. Salaries; Drawings.......................................................  6

11. Bank Accounts............................................................  6

12. Management and Control...................................................  6

13. Dissolution Procedures...................................................  7

14. Right of First Refusal...................................................  8

15. Arbitration..............................................................  9

16. Notices..................................................................  9

17. Execution of Other Documents............................................. 10

18. Presumptions............................................................. 10

19. Amendments............................................................... 10

20. Heirs, Successors and Assigns............................................ 10

Signatures................................................................... 10

                                       i
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                            JOINT VENTURE AGREEMENT

     THIS AGREEMENT, executed in duplicate as of July 6, 1982, 1982 is by and between AMERICAN RECREATION CENTERS, INC., a California corporation, and CLAIR
L. EATOUGH, hereinafter referred to as "ARC" and "EATOUGH", respectively, and collectively referred to as "the Partners" or "the Partnership".

     RECITALS OF FACT:

     A. ARC is a publicly held bowling and recreational chain and EATOUGH is an architect, both of whom desire to cooperate in the development and possible eventual sale of an office building and other facilities on certain unimproved property in the process of being acquired by ARC.

     B. ARC has arranged for the acquisition through a third party exchange, of an unimproved parcel of land known as Parcel 15, as shown on Parcel Map DL-78-04/06, filed April 18, 1979 in Book 14 of Parcel Maps, at Page 77, Placer County, California land records. Said land is hereafter called "the Property", and the eventual improvements and the land, together, are called "the Development".

     C. ARC and EATOUGH have tentatively agreed upon joint venturing the Development, and a division of responsibilities. The purpose of this Agreement is to establish a general partnership for the limited purpose of the proposed joint venture. For convenience of terminology, the legal entity utilized will be a general partnership and the parties are referred to in that terminology.

     THE PARTIES HERETO AGREE AS FOLLOWS:

     1. Name. The name of this Partnership shall be RQP LTD. (Rocklin Quarry Properties). Upon execution of this Agreement or subsequent change in the membership of the Partnership, the Partners shall sign, cause to be filed and published in Placer County a Certificate of Fictitious Name setting forth the name and place of business of each Partner as required by the California Business and Professions Code, and a Statement of Partnership, as authorized by the California Corporations Code.

     2. Purpose. The purpose of the Partnership shall be to acquire, plan and develop the Property into an office building and other suitable improvements, called the Development--both while in process and when completed. It is understood, however, that if it is in the best financial interest of the Partnership as a whole, all or part of the Development may be sold prior to completion of any or all of the proposed improvements. The basic intent of the Partners is to make money from the Development, and not necessarily to fully build out the Development.

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     3.  Term. The Partnership shall be deemed to have commenced on May 27, 1982 and shall continue until the Development is either completed or sold unless sooner terminated. The Partnership may not be unilaterally terminated, unless both of the Partners shall mutually agree to terminate this Agreement. Any such termination of the Partnership shall be as provided in this Agreement, or if no provisions are made therefor, in accordance with the existing California Partnership Law at the time of dissolution.

     4. Place of Business. The principal place of business of the Partnership shall be c/o American Recreation Centers, Inc., 2135 Butano Drive, Suite 214, P.O. Box 60729, Sacramento, California 95860, or at such other place or places as the Partners shall hereafter determine. It is understood, however, that the Property is physically located in the Rocklin, California area.

     5.  Capital Contributions.

         A. ARC Contribution. ARC will complete the acquisition of the Property and contribute it to the Partnership along with all funds reasonably necessary to cover all costs (exclusive of EATOUGH's contribution) of developing the Property, and carrying the property until it has a positive cash flow. The Partnership contemplates borrowing funds for the actual building construction, if any.

         B. EATOUGH's Contribution. EATOUGH will provide his expertise in the development process as an architect and planner for the purpose of planning and completing the Development contemplated hereby. Without limiting the generality of the foregoing, EATOUGH will, at a minimum, provide all the necessary plans and coordination of approval of plans for the development of all improvements on the Property. EATOUGH's services will be those services normally provided by an architect under contract for accomplishing the design and construction of a major building project and shall include:

            (1) Schematic designs studies consisting of drawings and other documents illustrating the scale and relationship of the building components including studies of the site development, the building floor plans, exterior elevations, recommendations for basic materials and preliminary studies of the structural, mechanical and electrical systems for approval by the Partnership and public agencies having jurisdiction.

            (2) Construction documents for approval by the Partnership (owner) and all public agencies having jurisdiction which shall include detailed working drawings, specifications setting forth the requirements for the construction of the entire project and all necessary bid documents, including bidding forms, general conditions and agreements between owner and contractor.

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            (3)  Assisting the Partnership (owner) in obtaining bids and/or negotiating proposals for doing the work of construction and awarding and preparing the various construction agreements.

            (4) Provide administration of the contract, including periodic visits to the site to observe the progress and quality of the work and its compliance with the contract documents and on the basis of observations to take necessary actions to guard the owner against defects and deficiencies in the work of various contractors.

            (5) Review and approval of shop drawings, material samples and submissions of proposals for the installation and selection of various appliances, hardware, fixtures and other manufactured components of construction. And, the approval of change orders and the implementation of acts of closing out the project, including notices of completion, obtaining guarantees and the execution of other legal documents and notices.

            (6) The administration of the contract accounts, including determining monies eligible to be paid to the contractors based on the progress of the work and issuing certificates for payment and maintaining project accounts.

     EATOUGH shall be entitled to reimbursement for all actual out-of-pocket expenses, such as filing fees, the cost of civil engineering services, structural and mechanical engineering services, but he shall receive no direct compensation for his professional services except through the division of profits as described in Paragraph 7 below. He shall bear the cost of his own personal services and the full cost of maintaining his office, including salaries of his employees, employee benefits, insurances, rent and other office overhead. To further clarify the limits of EATOUGH's responsibilities, if in the event the Partnership agrees that there are advantages to the Partnership (owner) having the architect assume the role of general contractor to accomplish the work of construction through a segregated bid procedure with individual subcontractors and workmen, it shall be necessary for the Partnership to develop a separate agreement with EATOUGH to accomplish this purpose. However, if the work of construction should not proceed of if the work of construction is accomplished by awarding the work of construction to a general contractor, EATOUGH's contribution will be limited to the services as outlined above.

     6. Capital Account. A capital account shall be maintained for ARC to which shall be credited, or from which shall be deducted, its capital contributions and withdrawals, as the case may be. ARC shall be entitled to interest on its capital at the rate of fifteen percent (15%) per annum computed on the balance from time to time. The Property contributed by ARC shall be reflected on its capital account at the acquisition price, plus all closing costs and improvements which may be performed by third parties on behalf of ARC, as shown in the third party

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escrow papers, and such contribution shall be deemed to have been made by ARC from the date on which the third party acquiring the property for ARC actually closed escrow or advanced funds for improvements on behalf of ARC. The purpose of this provision is to recognize the fact that the Property is being acquired by a third party, and improved through construction of certain on-and-off-site improvements required by the City of Rocklin, and then said party will convey the property to ARC, who will then convey the same to the Partnership. Since the transaction is being accomplished as a tax-free exchange, ARC is being charged with expenditures by the third party as of the date the third party expends the funds on behalf of ARC, and any interest due on ARC's capital shall commence from each change in the capital account and shall be computed on the balance as it may be from time to time. For purposes of computing ARC's interest on capital, it shall be based upon book capital, undiminished by any depreciation, losses or otherwise taken for tax purposes. The only deduction from the capital account for Partnership purposes will be for any distributions of capital to ARC, if any, prior to termination and dissolution of the Partnership. The capital account of EATOUGH shall be set at zero (0) at the outset, and no advances of funds by EATOUGH shall be considered a capital contribution except by mutual agreement of the Partners, and EATOUGH shall be reimbursed promptly by the Partnership for any such advances upon receipt by ARC of the necessary reasonable documentation for such advances by EATOUGH, which would be in the form of filing fees and other expenses.

     7.  Sharing of Profits and Losses; Cash Flow.

         A. A separate income account shall be maintained for each Partner. Partnership net profits shall be credited to the separate income accounts of the Partners as earned.

         B. Recognizing that the final profit for the Development cannot be determined until completion of improvements and either the disposition of the improvements by sale or commencement of the Partnership to operate the improvements as rental property, the Partners have agreed not to divide and distribute any profits until the occurrence of one or the other of the foregoing events. At the time of first distribution such determination shall be made. During the Development of the Property all expenditures shall be capitalized and added to the basis of the Property for determination of eventual profit or loss, commencing upon the occurrence of one of the above events.

         C. As provided in Paragraph 6, ARC shall be entitled to a fifteen percent (15%) return on its capital contributed to the Partnership prior to any determination of profit or loss for the Partnership, and such sum shall be deemed a guaranteed payment for purposes of the Internal Revenue Code, which, however, payment shall not be due and payable by the Partnership until such time as the Partnership commences to have a "cash flow" from either operations or sale of all or a part of the Development. Where appropriate, the Partnership shall accrue the fifteen

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percent (15%) return on ARC's capital balance, and if not repaid, add said sums to ARC's capital account at the close of each fiscal year. Said sums shall show on the Partnership return as a guaranteed payment to ARC, but shall not be reflected as an expense but as part of development costs. Out of the first available cash flow from the Development, ARC shall first receive the accrued but unpaid interest on its capital contribution. If other funds are available from sale of the property for the return of ARC's capital, that shall occur next, and if funds are still available thereafter, as of such date, they shall be divided on a basis of fifty percent (50%) to ARC and fifty percent (50%) to EATOUGH. Should initial cash flow be inadequate to pay all of the above sums, such sums shall be paid in the priority set forth above until ARC has received its return on capital held by the Partnership over a period of time in full, and its capital contribution in full, and then and thereafter all of available net cash flow shall be divided between the Partners as provided above. Should the Partnership elect not to sell the Development, but to operate the same as a rental property, then, rather than returning ARC's capital, ARC shall simply be entitled to its fifteen percent (15%) first out of all net cash available, and then the book profits shall be divided fifty-fifty (50-50) between the Partners. In such case, however, the term "net cash flow" shall take into consideration the fact that any loans on the property, other than those made by ARC, shall be paid first, and then all additional capital expenditures shall be deducted, and distribution to the Partners shall reflect only actual net cash available, and not necessarily book or tax profit, which may differ by reason of the foregoing items.

         D. If the Partnership is holding the Development for rental purposes, then to the extent deductions for depreciation on the assets of the Partnership are allowable to the Partnership, and for operating expenses including interest and other holding expenses, such deductions shall at all times be allocated among the Partners in the proportion of fifty percent (50%) to ARC and fifty percent (50%) to EATOUGH.

     8. Books of the Partnership. The Partnership books shall be maintained on a fiscal year basis, ending on the last Wednesday in May of each year. For income tax purposes, the Partnership shall be on an accrual basis. The books shall be kept by ARC at the Partnership office. Each Partner shall have the right, at any time, during the business hours, to examine the said books and to compare the same with any statements prepared from them. Failure of a Partner to object to the books and statements prepared therefrom within two (2) years after the close of the said books and distribution of the statements based on them, shall be deemed conclusive evidence of its agreement that they are correct and may not be reopened for any purpose. Monthly statements of profit and loss shall be provided each Partner by ARC.

     9. Time Devoted to Partnership. EATOUGH and a competent employee of ARC shall be assigned to devote such time to the operation of the business and completion of the Partnership

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Development as may be necessary to successfully conclude it under the Management obligations described in Paragraph 13 below. It is understood, however, that each of the Partners has other business interests and each may devote substantially full time to such other business interests, provided only that this does not unnecessarily interfere with the completion of this Partnership Development.

    10. Salaries; Drawings. Neither Partner nor their employees shall be entitled to a salary, sales commission, or other direct compensation for services performed for the Partnership. ARC shall be entitled to interest on and the eventual return of its capital contribution. The Partners shall otherwise only be entitled to the net cash flow as set forth in Article 7 above.

         Drawings for the Partners from available "net cash flow", as provided in Paragraph 7.C., shall be made from time to time as agreed by the Partners, if the Development is rented and held. To the extent that the Development is sold and the Partnership is required to take back mortgages or other paper, distributions of cash to the Partners shall be based upon the above proportions and priorities, but shall be made only from cash proceeds received by the Partnership in the form of payments on such paper. The Partners may in such case, by mutual agreement, decide to terminate the Partnership and to place such paper for collection with a bank to be divided in accordance with the above formula described in detail in Paragraph 7.

     11. Bank Accounts. The Partnership shall maintain a general commercial bank account in such bank as agreed upon from time to time. There shall be deposited into such bank account all funds received by the Partnership. Withdrawals from the general commercial bank account shall be made upon the signature of an authorized representative of either Partner.

     12.  Management and Control.

          A. The general duties of ARC and EATOUGH are set forth in Paragraph 5 in some detail, but may be summarized as the fact that ARC shall provide all capital reasonably necessary, exclusive of loans for the Development, and EATOUGH will provide all necessary professional services to accomplish the Development. Each recognizes that this is a joint venture and that, while certain things can be accomplished by each independently of the other, all acts of the Partners shall be coordinated and taken only after consultation and concurrence of the other. The Partners shall meet from time to time, as necessary, to coordinate their respective duties, and it is agreed that all significant decisions of the Partnership require the consent of both Partners and that if they are unable to agree, the matter shall be determined by arbitration as provided in Paragraph 15. Since ARC's obligation to fund the capital of the Partnership is essentially unlimited, ARC shall not have any obligation to advance capital based upon any arbitration award, but only the obligation to assist in obtaining financing for the Partnership, if available

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for that purpose. ARC will, however, advance all sums reasonably necessary on a day-to-day basis for normal expenditures required to accomplish the purposes of this Partnership.

          B. ARC agrees to accept the responsibility of doing all of the accounting for the Partnership, at no cost to the Partnership, and shall provide EATOUGH with financial statements as provided in the preceding paragraphs.

          C. Notwithstanding the foregoing paragraphs, neither Partner shall have the power or right to do any of the following on behalf of the Partnership without the consent of the other:

              (1) Mortgage or voluntarily encumber the Partnership's real property;

              (2) Sell, lease or otherwise dispose of any of the Partnership real property;

              (3) Enter into a joint venture or Partnership on behalf of the Partnership with any other person or entity; or

              (4) Enter into any contract binding the Partnership to the payment of money in excess of FIVE THOUSAND DOLLARS ($5,000,000).

     13.  Dissolution Procedures.

          A. In the event of the voluntary or involuntary dissolution of the Partnership for any reason, the remaining Partner shall become the winding-up Partner and be charged with the responsibility of winding-up the affairs of the Partnership in accordance with the provisions of the California Partnership Law. The Partner acting as the winding-up Partner shall have the right to retain, and withhold from distribution to the Partners, a working capital fund sufficient to insure that all obligations of the Partnership are paid, prior to final dissolution and accounting of the Partnership.

          B. The proceeds of the realization of the assets of the Partnership shall be applied and distributed in the following order of priority:

              (1) To the payment of the debts and liabilities of the Partnership (other than any loans or advances that may have been made by the Partners to the Partnership) and the expenses of liquidation;

              (2) To the setting up of any reserve which the liquidating Partner may reasonably deem necessary for any contingent or unforeseen liabilities or obligations of the Partnership or of the liquidating Partner arising out of or in connection with the Partnership or its liquidation. Such reserves shall be paid over by the liquidating Partner to an attorney-at-law or certified public accountant practising in the State of

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California, as escrow holder, to be held for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and, at the expiration of such period as the general Partner shall reasonably deem advisable, to distribute the balance thereafter remaining in the manner provided in the following subdivisions of this Paragraph 13;

              (3) To the repayment of any loans or advances that may have been made by the Partners;

              (4) To the repayment to ARC of its capital contributions to the extent not already repaid, such repayment to be in cash based on capital account balances;

              (5) To the payment to ARC of the equivalent of fifteen percent (15%) interest as a guaranteed return on its capital contributed to the Partnership, computed on the capital account of ARC from time to time, as described above in this Agreement;

              (6) Any balance remaining shall be distributed fifty percent-fifty percent (50%-50%) to the Partners; provided however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership so as to enable the liquidating Partner to minimize the normal losses attendant upon liquidation. Each of the Partners shall be furnished with a statement prepared by the Partnership's then accountants, which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation.

     14. Right of First Refusal. Notwithstanding the provisions of Paragraph 3 concerning mutual termination of the Partnership, and the provisions of Paragraph 13 concerning dissolution, the parties agree, that whether the Partnership continues to exist beyond the original development period or not, and so long as each (or its successor in interest) owns an interest in the Development, that if a Partner or tenant-in-common desires to sell or transfer its interest in the Partnership or in any successor tenancy-in-common, such selling or transferring Partner or co-tenant shall, prior to disposing of the interest, offer the interest on the same terms to the remaining partner or co-tenant who shall have ten (10) business days in which to accept the same. This is a covenant running with the land which expressly binds all successors in interest. Said covenant shall be included in any deed of dissolution or partition by which title is conveyed from the Partnership to the individual partners.

          If the right of first refusal is not accepted by the other Partner or co-tenant within the ten (10) days after receipt, then the selling or transferring parties shall be entitled to make the transfer, provided only (1) that it shall be on no more favorable terms to the buyer; and (2) that reasonable evidence of the financial responsibility of the transferee shall be given to the remaining Partner or co-tenant. The intent of this paragraph is to provide a reasonable means of Right of First

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Refusal, and to make transfers of the Partnership, or any successor co-tenancy possible, after the Development is completed, if the Right of First Refusal is not exercised and if the transfer is on the same terms offered to the Partner (co-tenant). A transfer made as a result of a rejection of a Right of First Refusal, must be completed within sixty (60) days of giving of notice of the intended transfer, or a new Right of First Refusal must be granted.

     15.  Arbitration.

          A. Except for the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order to preserve the status quo pending arbitration or to prevent irreparable harm pending the selection and confirmation of a panel of arbitrators, the parties agree that any dispute between the Partners under this Agreement involving its interpretation or the obligations of a party thereto shall be determined by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, in the County of Sacramento, State of California, the place of execution and the place of performance of the Agreement by ARC.

          B. Arbitration may be conducted by one (1) impartial arbitrator by mutual agreement or by three (3) arbitrators if the parties are unable to agree on a single arbitrator within thirty (30) days of first demand for arbitration. All arbitrators are to be selected from a panel provided by the American Arbitration Association.

          C. The arbitrators shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrators, upon request of a party.
The arbitrators shall have no power or authority to add to or detract from the agreements of the parties, and the cost of the arbitration shall be borne equally. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The arbitrators shall have no authority to award punitive or consequential damages. The resulting arbitration award may be enforced, or injunctive relief may be sought, in any court of competent jurisdiction. The parties expressly stipulate that the Superior Court of the County of Sacramento, California or the United States District Court for the Eastern District of California are courts of competent jurisdiction for this purpose.

     16. Notices. All notices provided in this Agreement shall be in writing and shall be sufficient if sent by United States mail to the last recorded address of the Partner (in the Partnership records) to whom such notice is to be given; alternatively, delivery of a notice by personal service shall be sufficient.

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               ARC's address is:

                  2135 Butano Drive, Suite 214
                  P.O. Box 60729
                  Sacramento, California 95860

               EATOUGH's address is:

                  4501 Dartmouth Drive
                  Sacramento, California 95841

     17. Execution of Other Documents. The Partners agree that they will execute any and all further documents required by law, upon request of any Partner or legal counsel for the Partnership.

     18.  Presumptions.

          A.  Titles and captions are not part of this Agreement.

          B. California law governs construction and interpretation of this Agreement.

          C. This Agreement has been reviewed by legal counsel for each Partner so that no presumption shall be made or asserted against either Partner on the grounds of authorship of the Agreement.

     19. Amendments. This Agreement may be amended only by a written addendum hereto, signed by all of the Partners.

     20. Heirs, Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the heirs, successors and assigns of all Partners except as specifically provided herein.

     EXECUTED at Sacramento, California as of May 27, 1982.

                                       AMERICAN RECREATION CENTERS, INC.,
                                       a California corporation

                                       By  /s/Robert<<<<<illegible>>>>>
                                          _________________________________
                                          President


                                       /s/ Clair L. Eatough
                                       ____________________________________
                                       CLAIR L. EATOUGH

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